Exhibit 1

Termination Agreement

          This Termination Agreement (this "Termination Agreement") is made and entered into as of August 4, 2010, by and between Sigma Planning Corporation and Wayne Pirmann (each a "Reporting Person", and collectively, the "Reporting Persons").  Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission on December 23, 2009 (the "Schedule 13D").

          WHEREAS, the Reporting Persons entered into a Joint Filing Agreement, dated December 21, 2009 (the "Joint Filing Agreement"), pursuant to which the Reporting Persons agreed to prepare jointly and file timely the Schedule 13D and any and all amendments thereto with respect to their respective beneficial ownership of the common stock, par value $.002 per share, of Sante Fe Gold Corporation (the "Common Stock").

          NOW, THEREFORE, each of the Reporting Persons separately and together desire to mutually terminate the Joint Filing Agreement, and hereby agree as follows:

          1.           Termination of Joint Filing Agreement.  Each of the Reporting Persons hereby agrees to terminate the Joint Filing Agreement and confirms that, as of the date hereof, the Joint Filing Agreement has been terminated and ceases to be of further effect.

          2.           Further Amendments to Schedule 13D.  Each of the Reporting Persons hereby agrees that the other Reporting Person shall have no obligation to file, except on its own behalf, as applicable, any amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock.

          3.           Release and Discharge.  Each of the Reporting Persons hereby mutually and unconditionally releases and discharges the other Reporting Person, as applicable, from all of its obligations under the Joint Filing Agreement to which they are a party.

          4.           Counterparts . This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Termination Agreement as of the date first set forth above.
Sigma Planning Corporation

By: /s/ John McClellan
John McClellan
Chief Compliance Officer

/s/ Wayne Pirmann
Wayne Pirmann